Exhibit 19

Insider Trading Policy & Procedures

I. GENERAL

Purpose: This Insider Trading Policy & Procedures (the “Policy”) provides guidelines with respect to transactions in the securities of Myers Industries, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Scope – Transactions Subject to the Policy: This Policy applies to all transactions in the Company’s securities, including its common stock without par value (“Common Stock”), options for Common Stock, and any other securities the Company may issue from time to time, which may include, but are not limited to, preferred stock, warrants and convertible debt securities, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Common Stock any other Company securities.

Scope – Persons Subject to the Policy: This Policy applies to all Covered Persons, as defined below, who receive or have access to material nonpublic information regarding the Company. This group of people, members of their immediate families and members of their households, and entities controlled by a Covered Person, as further described below, are sometimes referred to in this Policy as “Insiders”. This Policy also applies to any person who receives material nonpublic information from any Insider.

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

Individual Responsibilities: Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Common Stock or other securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or

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insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under “Consequences of Violations.” Every Covered Person has the individual responsibility to comply with this Policy, regardless of whether the Company has a recommended a restricted period for that person or any Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should always be exercised in connection with any trade in the Company’s securities.

An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Definitions:

Covered Persons

All members of the Company’s Board of Directors, all officers of the Company and its subsidiaries, and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as consultants, contractors and agents who may have access to material nonpublic information in the course of their activities for the Company or its subsidiaries.

Family Members

This Policy applies to family members who reside with Covered Persons (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the household of a Covered Person, and any family members who do not live in the household but whose transactions in Company securities are directed by or are subject to a Covered Person’s influence or control, such as parents or children who consult with them before they trade in Company securities (collectively referred to as “Family Members”). Covered Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Covered Person’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a Covered Person or their Family Members.

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Controlled Entities

This Policy applies to any entities, including any corporations, partnerships or trusts, that are influenced or controlled by a Covered Person (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for a Covered Person’s own account.

Section 16 Individuals

The Company has identified directors and certain executive officers of the Company who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Such Section 16 Individuals may be changed from time to time as appropriate to reflect the election of new executive officers or directors, any change in function of current executive officers and the resignation or departure of current executive officers and directors.

Restricted Individuals

The Company has identified directors, certain officers, and certain other employees who, together with the Section 16 Individuals, will be subject to the Additional Procedures described below because such persons have, or are likely to have, regular access to material nonpublic information. Such Restricted Individuals may be changed from time to time. Under special circumstances, certain persons not then identified as Restricted Individuals may come to have access to material nonpublic information for a period of time. During such period, such persons will be subject to the pre-clearance procedures described below. You will be notified if you are or become a Restricted Individual.

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Material Nonpublic Information

It is not possible to define all categories of “material” information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding whether to purchase, hold or sell the Company's securities. It also includes any information that reasonably could affect the price of the Company's securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include, but are not limited to:

1.
annual and quarterly earnings results that have not been announced;
2.
significant changes in operating data that could impact future earnings;
3.
projections of future earnings or losses;
4.
changes in the Company’s dividend policy;
5.
stock splits;
6.
changes in management;
7.
offerings of securities by the Company;
8.
news of pending or proposed acquisitions or joint ventures;
9.
news of the disposition of a subsidiary;
10.
impending bankruptcy or financial liquidity problems;
11.
gain or loss of a substantial customer or supplier;
12.
significant pricing changes;
13.
new product or service announcements of a significant nature;
14.
significant litigation exposure due to actual or threatened litigation;
15.
a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and
16.
positive or negative information may be material.

If your purchase or sale of the Company's securities is scrutinized, judgments concerning the materiality of information will be reviewed after the fact. Consider carefully how regulators and others would view your transactions with the benefit of hindsight.

“Nonpublic” information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Information is deemed public when it has been announced by the Company and the public has had sufficient time to receive and act upon it.

If you have any questions regarding whether information is material or nonpublic, please contact the Compliance Officer.

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Our Policies:

General Policy. It is the Company’s policy to prohibit the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of material nonpublic information in securities trading.

Specific Policies.

1.
Trading on Material Nonpublic Information. No director, officer or other employee of the Company, or any other person designated by this Policy or by the Compliance Officer (regardless of whether then designated a Restricted Individual or a Section 16 Individual), and no Family Member Household Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” means a day on which national stock exchanges and New York Stock Exchange (“NYSE”) is open for trading.
2.
Tipping. No director, officer or employee of, or consultant or contractor to, the Company (regardless of whether then designated a Restricted Individual or a Section 16 Individual), and no member of the immediate family or household of any such person, shall disclose (“tip”) material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of the company(ies) to which such information relates, nor shall such Insider make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.
3.
Chat Room, Discussion boards, and Other Public Forums. Directors, officers and employees are strictly prohibited from using such medium or similar medium to communicate about the Company.
4.
Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. No Covered Person shall disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

5.
Additional Procedures.

a.
Pre-Clearance of Trades. The Company has determined that all directors, officers, and other persons designated as Restricted Individuals and/or Section 16 Individuals should refrain from trading in the Company’s securities, even during a non-restricted trading period, without first complying with the Company’s “pre-clearance” procedure. Each Restricted Individual and/or Section 16 Individual should contact the Company’s Compliance Officer, or in his or her absence, the Company’s Chief Financial Officer or Investor Relations Officer, prior to commencing any trade in the

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Company’s securities. The Company may find it necessary, from time to time, to require compliance with the pre-clearance procedure from certain employees, consultants and contractors other than those officers, directors and employees who have then been designated as Restricted Individuals or Section 16 Individuals. Any employee with questions regarding trading in the Company’s securities is encouraged to contact the Compliance Officer. From time to time, the Company’s Compliance Officer also may recommend that directors, officers, selected employees and others, including Restricted Individuals and Section 16 Individuals, suspend trading because of developments known to the Company and not yet disclosed to the public, as described further below. Those individuals will be notified of such event-specific restricted periods. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of the suspension of trading.

b.
“Blackout” Periods. . The Company may from time to time establish restricted periods (“Blackout Periods”) during which trading in Company securities is prohibited by Section 16 Individuals and Restricted Individuals due to the availability, or the possible appearance of the availability, of material nonpublic information to such persons.

c.
Quarterly Blackout Periods. Section 16 Individuals and Restricted Individuals may not trade in Myers’ securities during the period beginning 14 calendar days prior to the end of the quarter and ending at the close of business on the second Trading Day following the release of the Company’s earnings for that quarter or year-end as the case may be.

d.
Event-Specific Blackout Periods. Section 16 Individuals and Restricted Individuals may be notified that you should not trade in Myers securities, without being provided the reason for the restriction. The existence of an event-specific trading restricted period or the extension of a quarterly Blackout Period may not be announced to the Company as a whole, and should not be communicated to any other person. Even if you have not been notified that you should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. You should anticipate trading in Myers’ securities will be prohibited while Myers is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market, generally 2 trading days following the release of such information.

e.
Exceptions. The above quarterly and event-specific Blackout Periods do not apply to those transactions to which this Policy does not apply, as described further under “Exempted Transactions under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to Rule 10b5-1 plans, described under “Rule 10b5-1 Plans” and adopted in accordance with the “Guidelines for Rule 10b5-1 Plans.
6.
Prohibited Transactions. The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that any persons covered by this Policy, including Restricted Individuals and Section 16 Individuals, may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

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a.
Short-Term Trading. Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).

b.
Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

c.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

d.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

e.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. (Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

f.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened

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risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined above under “Additional Procedures.”

7.
Exempted Transactions under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

a.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

c.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan.

d.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company securities purchased pursuant to the plan.

e.
401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company Securities fund;

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(ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company securities fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

f.
Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

8.
Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” attached to this Policy. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans.” In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

9.
Short Swing Profits. Section 16 Individuals must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Individuals who purchase and sell the

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Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, nor the receipt of restricted Common Stock under the Company's equity incentive plans, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no Section 16 Individuals may ever make a short sale of the Company’s Common Stock.

10.
Post-Termination Transactions. This Policy continues to apply to transactions of the Company’s securities even after a director’s, officer’s, or employee’s service or employment with the Company is terminated. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company securities upon the expiration of any Blackout Period or other Company-imposed restricted trading period applicable at the time of the termination of service.

II. APPOINTMENT AND DUTIES OF COMPLIANCE OFFICER

Appointment of Compliance Officer. The Company’s internal or external general counsel shall serve as the Insider Trading Compliance Officer or, in his or her absence, the Company’s Chief Financial Officer or Investor Relations Officer.

Duties of the Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:

1. Pre-clearing all transactions involving the Company’s securities by Restricted Individuals and Section 16 Individuals, in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

2. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

3. Serving as the designated recipient at the Company of copies of reports filed by Section 16 Individuals under Section 16 of the Exchange Act.

4. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors’ questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

5. Circulating this Policy (and/or a summary thereof) to all employees, including Restricted Individuals and Section 16 Individuals, and providing this Policy and other appropriate materials to new officers, directors and others who have, or may have, access to material nonpublic information.

6. Updating this Policy on an as-needed basis to (i) reflect changes in applicable laws, regulations and rules, and (ii) cover new matters relating to the issuance of Company securities.

7. Assisting the Board of Directors in implementing this Policy.

8. Coordinating counsel regarding compliance activities with respect to this Policy and Rule 144 requirements.

9. When appropriate, consulting with counsel regarding the recommending of suspension of trading of the Company’s securities because of developments known to the Company and not yet disclosed to the public.

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III. CONSEQUENCES OF VIOLATIONS - Potential Criminal and Civil Liability and/or Disciplinary Action

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. The Securities and Exchange Commission (“SEC”) routinely investigates transactions by insiders in their company’s or Business Partners’ securities and you should assume that any transactions you make which precede the Company’s announcement of a material event will be investigated. Any violation of federal law or our Policy, or even an investigation which does not result in prosecution, could tarnish a person’s reputation, irreparably damage a careers, and at a minimum be extremely embarrassing to you and the Company.

1.
Liability for Insider Trading. Insiders may be subject to (i) a civil penalty of up to three times the profit gained or loss avoided; (ii) a criminal fine (no matter how small the profit) of up to $5,000,000; and/or (iii) up to 20 years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company. For a company (as well as any supervisory person) that fails to take appropriate steps to prevent illegal trading: (i) a civil penalty of up to the greater of $1.425 million or three times the profit gained or loss avoided; (ii) a criminal fine (no matter how small the profit) of up to $25,000,000; and/or (iii) the civil penalties may extend personal liability to the company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

2.
Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

3.
Possible Disciplinary Actions. Employees of the Company who violate this Policy will also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination, whether or not the employee’s failure to comply results in a violation of law.

IV. GENERAL ASSISTANCE

If you are in doubt as to whether information you have learned is material or has been made public, you should not trade in the Company’s securities. You may obtain additional guidance from the Company’s Insider Trading Compliance Officer. However, the responsibility for compliance with our Policy and Procedure rests with you.

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V. CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Related Documents:

Code of Conduct Policy

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Insider Trading Policy and Procedures

Certification

I have read and understand the Insider Trading Policy and Procedures (the “Policy”) of Myers Industries, Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.

I am aware that, if I am an employee of the Company or one of its subsidiaries or other affiliates, this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

________________________________________

Signature

________________________________________

Type or Print Name

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Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

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You may not enter into, modify or terminate a trading program during a Blackout Period or otherwise while you are aware of material nonpublic information.
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All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.
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For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).
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For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.
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Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;

Insider Trading Policy and Procedures

Eff. April 26, 2023

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Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period;
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You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
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Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
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You may not enter into any other transaction in Company securities covered by the Insider Trading Policy while the Rule 10b5-1 Plan is in effect.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.